UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                Aircastle Limited
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Shares, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G0129K104
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                August 10, 2012
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                               | | Rule 13d-1(b)

                               | | Rule 13d-1(c)

                               |X| Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III Sub LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III Sub Two LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III LP
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund B) Sub LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund B) Sub Two LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund B) LP
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund C) Sub LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund C) LP
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund D) Sub Ltd
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund D) L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund E) Sub Ltd
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Fund E) L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund A) Sub LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund A) LP
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund B) Sub LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund B) LP
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund C) Sub LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund C) LP
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund D) Sub Ltd
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund III (Coinvestment Fund D) L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Fund III GP LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Fund GP (Holdings) LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         FIG LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Operating Entity I LP
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         FIG Corp.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         CO
-------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

-------------------------------------------------------------------------------
CUSIP No.  G0129K104
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
-------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Group LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                    -0-
         SHARES            ----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -0-
                           ----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    -0-
          EACH             ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -0-

         PERSON

          WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-------------------------------------------------------------------------------

Item 1.

    (a)   Name of Issuer:

    The name of the issuer is Aircastle Limited (the "Issuer").

    (b)   Address of Issuer's Principal Executive Offices:

    The Issuer's principal executive offices are located at c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902.

Item 2.

    (a)   Name of Person Filing:

    This statement is filed by:

(i) Fortress Investment Fund III Sub LLC, a Delaware limited liability company;

(ii) Fortress Investment Fund III Sub Two LLC, a Delaware limited liability company;

(iii)    Fortress Investment Fund III LP, a Delaware limited partnership;

(iv) Fortress Investment Fund III (Fund B) Sub LLC, a Delaware limited liability company;

(v) Fortress Investment Fund III (Fund B) Sub Two LLC, a Delaware limited liability company;

(vi) Fortress Investment Fund III (Fund B) LP, a Delaware limited partnership;

(vii) Fortress Investment Fund III (Fund C) Sub LLC, a Delaware limited liability company

(viii) Fortress Investment Fund III (Fund C) LP, a Delaware limited partnership;

(ix) Fortress Investment Fund III (Fund D) Sub Ltd, a Cayman Islands corporation;

(x) Fortress Investment Fund III (Fund D) L.P., a Cayman Islands partnership;

(xi) Fortress Investment Fund III (Fund E) Sub Ltd, a Cayman Islands corporation;

(xii) Fortress Investment Fund III (Fund E) L.P., a Cayman Islands partnership;

(xiii) Fortress Investment Fund III (Coinvestment Fund A) Sub LLC, a Delaware limited liability company;

(xiv) Fortress Investment Fund III (Coinvestment Fund A) LP, a Delaware limited partnership;

(xv) Fortress Investment Fund III (Coinvestment Fund B) Sub LLC, a Delaware limited liability company;

(xvi) Fortress Investment Fund III (Coinvestment Fund B) LP, a Delaware limited partnership;

(xvii) Fortress Investment Fund III (Coinvestment Fund C) Sub LLC, a Delaware limited liability company;

(xviii) Fortress Investment Fund III (Coinvestment Fund C) LP, a Delaware limited partnership;

(xix) Fortress Investment Fund III (Coinvestment Fund D) Sub Ltd, a Cayman Islands Corporation;

(xx) Fortress Investment Fund III (Coinvestment Fund D) L.P., a Cayman Islands partnership;

(xxi)    Fortress Fund III GP LLC, a Delaware limited liability company;

(xxii) Fortress Investment Fund GP (Holdings) LLC, a Delaware limited liability company;

(xxiii)  FIG LLC, a Delaware limited liability company;

(xxiv)   Fortress Operating Entity I LP, a Delaware limited partnership;

(xxv)    FIG Corp., a Delaware corporation; and

(xxvi)   Fortress Investment Group LLC, a Delaware limited liability company

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

    (b)   Address of Principal Business Office, or if none, Residence:

The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Michael Cohn.

    (c)   Citizenship:

Each of Fortress Investment Fund III Sub LLC, Fortress Investment Fund III Sub Two LLC, Fortress Investment Fund III (Fund B) Sub LLC, Fortress Investment Fund III (Fund B) Sub Two LLC, Fortress Investment Fund III (Fund C) Sub LLC, Fortress Investment Fund III (Coinvestment Fund A) Sub LLC, Fortress Investment Fund III (Coinvestment Fund B) Sub LLC, Fortress Investment Fund III (Coinvestment Fund C) Sub LLC, Fortress Fund III GP LLC, Fortress Investment Fund GP (Holdings) LLC, FIG LLC, and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B), LP Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, and Fortress Operating Entity I LP is a limited partnership organized under the laws of the State of Delaware. Each of Fortress Investment Fund III (Fund D) Sub Ltd, Fortress Investment Fund III (Fund E) Sub Ltd, and Fortress Investment Fund
III (Coinvestment Fund D) Sub Ltd is a corporation organized under the laws of the Cayman Islands. Each of Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., and Fortress Investment Fund III (Coinvestment Fund D) L.P. is a limited partnership organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

   (d)   Title of Class of Securities:

         Common Shares, par value $0.01 per share (the "Common Shares")

   (e)   CUSIP Number:

         G0129K104

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

   (a)   [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).

   (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

   (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

   (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

   (e)   [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

   (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

   (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

   (j)   [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.


A.  Fortress Investment Fund III Sub LLC
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

B.  Fortress Investment Fund III Sub Two LLC
      (a) Amount beneficially owned: 0
      (b) Perent of class: 0.0%
          (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

C.  Fortress Investment Fund III LP
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

D.  Fortress Investment Fund III (Fund B) Sub LLC
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

E.  Fortress Investment Fund III (Fund B) Sub Two LLC
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

F.  Fortress Investment Fund III (Fund B) LP
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0

          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

G.  Fortress Investment Fund III (Fund C) Sub LLC
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

H.  Fortress Investment Fund III (Fund C) LP
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition 0

I.  Fortress Investment Fund III (Fund D) Sub Ltd
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

J.  Fortress Investment Fund III (Fund D) L.P.
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote:  0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition:  0

K.  Fortress Investment Fund III (Fund E) Sub Ltd
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

L.  Fortress Investment Fund III (Fund E) L.P.
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0

          (iv) Shared power to dispose or direct the disposition: 0

M.  Fortress Investment Fund III (Coinvestment Fund A) Sub LLC
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition:  0

N.  Fortress Investment Fund III (Coinvestment Fund A) L.P.
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition:  0

O.  Fortress Investment Fund III (Coinvestment Fund B) Sub LLC
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

P.  Fortress Investment Fund III (Coinvestment Fund B) L.P.
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

Q.  Fortress Investment Fund III (Coinvestment Fund C) Sub LLC
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

R.  Fortress Investment Fund III (Coinvestment Fund C) L.P.
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0

          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

S.  Fortress Investment Fund III (Coinvestment Fund D) Sub Ltd
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

T.  Fortress Investment Fund III (Coinvestment Fund D) L.P.
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

U.  Fortress Fund III GP LLC
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

V.  Fortress Investment Fund GP (Holdings) LLC
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

W.  FIG LLC
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

X.  Fortress Operating Entity I LP
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%

      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

Y.  FIG Corp.
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

Z.  Fortress Investment Group LLC
      (a) Amount beneficially owned: 0
      (b) Percent of class: 0.0%
      (c) (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than 5 percent of the class of securities, check the following [x].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS INVESTMENT FUND III LP

                         By: FORTRESS FUND III GP LLC
                             its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS INVESTMENT FUND III (FUND B) LP

                         By: FORTRESS FUND III GP LLC
                             its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS INVESTMENT FUND III (FUND C) LP

                         By: FORTRESS FUND III GP LLC
                             its general partner

                             By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS INVESTMENT FUND III (FUND D) LP

                         By: FORTRESS FUND III GP LLC
                             its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS INVESTMENT FUND III (FUND E) LP

                         By: FORTRESS FUND III GP LLC
                             its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS INVESTMENT FUND III (COINVESTMENT FUND A) LP

                         By: FORTRESS FUND III GP LLC
                             its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS INVESTMENT FUND III (COINVESTMENT FUND B) LP

                         By: FORTRESS FUND III GP LLC
                             its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012

                         FORTRESS INVESTMENT FUND III (COINVESTMENT FUND C) LP

                         By: FORTRESS FUND III GP LLC
                             its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS INVESTMENT FUND III (COINVESTMENT FUND D) L.P.

                         By: FORTRESS FUND III GP LLC
                             its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS FUND III GP LLC

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS INVESTMENT FUND GP (HOLDINGS) LLC

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FIG LLC

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary and Vice President



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS OPERATING ENTITY I LP

                         By: FIG CORP.
                             its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary and Vice President


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FIG CORP.

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary and Vice President


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         FORTRESS INVESTMENT GROUP LLC

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary and Vice President

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         Fortress Investment Fund III Sub LLC

                         By: FORTRESS INVESTMENT FUND III LP, its sole member

                         By: FORTRESS FUND III GP LLC, its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         Fortress Investment Fund III Sub Two LLC

                         By: FORTRESS INVESTMENT FUND III LP, its sole member

                         By: FORTRESS FUND III GP LLC, its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         Fortress Investment Fund III (Fund B) Sub LLC

                         By: FORTRESS INVESTMENT FUND III (Fund B) LP, its
                             sole member

                         By: FORTRESS FUND III GP LLC, its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         Fortress Investment Fund III (Fund B) Sub Two LLC

                         By: FORTRESS INVESTMENT FUND III (Fund B) LP, its
                             sole member

                         By: FORTRESS FUND III GP LLC, its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         Fortress Investment Fund III (Fund C) Sub LLC

                         By: FORTRESS INVESTMENT FUND III (Fund C) LP,  its
                             sole member

                         By: FORTRESS FUND III GP LLC, its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         Fortress Investment Fund III (Fund D) Sub Ltd

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012



                         Fortress Investment Fund III (Fund E) Sub Ltd

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         Fortress Investment Fund III (Coinvestment Fund A) Sub LLC

                         By: FORTRESS INVESTMENT FUND III (Coinvestment Fund A)
                             LP, its sole member

                         By: FORTRESS FUND III GP LLC, its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012


                         Fortress Investment Fund III (Coinvestment Fund B) Sub LLC

                         By: FORTRESS INVESTMENT FUND III (Coinvestment Fund B)
                             LP, its sole member

                         By: FORTRESS FUND III GP LLC, its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012




                         Fortress Investment Fund III (Coinvestment Fund C) Sub LLC

                         By: FORTRESS INVESTMENT FUND III (Coinvestment Fund C)
                             LP, its sole member

                         By: FORTRESS FUND III GP LLC, its general partner

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2012



                         Fortress Investment Fund III (Coinvestment Fund D) Sub Ltd

                         By: /s/ David N. Brooks
                             --------------------------------
                             Name:  David N. Brooks
                             Title: Secretary